UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 20, 2019

FlexShopper, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-37945	20-5456087
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

901 Yamato Road, Suite 260
Boca Raton, Florida	33431
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (855) 353-9289

2700 N. Military Trail, Suite 200
Boca Raton, Florida 33431

(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	FPAY	The Nasdaq Stock Market LLC

Warrants, each to purchase one share of Common Stock	FPAYW	The Nasdaq Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

CURRENT REPORT ON FORM 8-K

FlexShopper, Inc. (the “Company”)

September 20, 2019

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 20, 2019, Richard House Jr. was appointed to be the Company’s Chief Executive Officer, effective October 7, 2019. Brad Bernstein, the Company’s continuing President, resigned such position in order to bring in Mr. House.

Mr. House, age 56, has more than 30 years of experience in consumer lending across a multitude of disciplines and has led businesses from inception to becoming stock exchange-listed public company. In 1997, he was a co-founder and then President of Atlanticus Holdings (formerly Compucredit Corp.), which has been a significant lender in the prime and non-prime markets in both the United States and the United Kingdom. Under his leadership, Compucredit Corp. became one of the nation’s largest sub-prime issuers of consumer credit with revenues exceeding $700 million. After leaving Atlanticus Holdings in April 2014 and through September 2019, Mr. House has been the Chief Executive Officer of Veta Finance, Ltd., a provider of technology solutions to lenders in the United States and the United Kingdom.

Prior to Atlanticus Holdings, Mr. House was a Managing Director of the Quantitative Solutions and Consulting Division of Equifax. Mr. House earned a B.S. degree in economics from Georgia Institute of Technology (Georgia Tech) and an M.A. degree in economics from Southern Methodist University.

Mr. House has not engaged in a related party transaction with the Company during the last two fiscal years, and there are no family relationships between Mr. House and any of our other executive officers or directors.

With Mr. House’s appointment on September 20, 2019, we entered into an employment agreement with him. Pursuant to the employment agreement, Mr. House has agreed to devote his full time, attention and efforts to our business as our Chief Executive Officer. The employment agreement extends for a term expiring on December 31, 2024, and is automatically renewable for three successive one-year terms unless written notice of non-renewal is timely provided by either party. The employment agreement provides that Mr. House will receive a base salary during the term of his employment at an annual rate of $330,000. In addition, he is entitled to receive an annual cash bonus of $70,000, commencing with the calendar year beginning January 1, 2020, based on our company meeting a minimum EBITDA (earnings before interest, taxes, depreciation and amortization) target each year.

As an inducement to enter into his employment agreement, Mr. House was awarded initial time-based stock options to purchase 350,000 shares of our common stock at an exercise price of $1.52 per share, vesting in five equal annual increments commencing December 31, 2020. We also agreed to issue future performance-based stock options to Mr. House at the beginning of 2020, 2021, 2022, 2023 and 2024 to purchase 200,000, 225,000, 250,000, 275,000 and 300,000 shares of our common stock, respectively, at an exercise price equal to the closing share price immediately preceding the respective award date, vesting only if our company meets minimum net income targets each year. If there is a Change of Control (as defined in the employment agreement) of our company during his employment term, all of the unvested initial options and all of the unvested performance options for that particular year will immediately vest.

The employment agreement provides for termination by us upon death or disability of Mr. House (defined as 90 days or more of any medically determinable physical or mental impairment during any 12-month period) or for Cause (as defined therein), which includes conviction of a felony or any crime involving moral turpitude or a willful material breach by him of his obligations to us under the employment agreement. In the event the employment agreement is terminated by us without Cause, he will be entitled to his base salary for the balance of the initial term. The employment agreement with Mr. House does not include a provision permitting his termination of the employment agreement in connection with a change of control of our company.

The employment agreement contains covenants (a) restricting Mr. House from engaging in any activities competitive with our business during the term of his employment agreement and two years thereafter, and from soliciting our company’s employees, customers and other business relationships for two years after the termination of the agreement, (b) prohibiting him from disclosure of confidential information regarding us at any time and (c) confirming that all intellectual property developed by him and relating to our business constitutes our sole and exclusive property.

Item 9.01.	Financial Statements and Exhibits.

(a)	Exhibits. The exhibit listed in the following Exhibit Index is filed as part of this current report.

Exhibit No.	Description
10.1	Employment Agreement, dated September 20, 2019, between FlexShopper, Inc. and Richard House, Jr.
99.1	Press Release issued by FlexShopper, Inc. on September 23, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLEXSHOPPER, INC.

Date: September 23, 2019	By:	/s/ Brad Bernstein
Brad Bernstein
President

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